SUB-ITEM 77M
Mergers

Nuveen S&P 500 Buy-Write Income Fund
f/k/a Nuveen Equity Premium Income Fund, the  Fund

811-21619


On December 22, 2014 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Equity Premium Opportunity Fund were transferred to the Nuveen Equity Premium Income Fund, which also changed its name. The circumstances and details of the reorganization are contained in the SEC filing on Form N-14 8C, accession number 0001193125-14-279085, filed on July
24, 2014, which materials are herein incorporated by reference.